EXHIBIT  23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2000 Stock Option Plan of Bruker BioSciences Corporation of our reports dated March 9, 2006, with respect to the consolidated financial statements and schedule of Bruker BioSciences Corporation, Bruker BioSciences Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bruker BioSciences Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 30, 2006